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March 7, 1997


                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the use in the Prospectus constituting part of the Registration Statement on Form S-1 of Total Control Products, Inc., of our report dated July 30, 1996, except as to the change in accounting policy described in Note 12 and the subsequent events described in Note 11 which are as of September 26, 1996, relating to the financial statements of Taylor Industrial Software Inc., which appears in such Prospectus. We also consent to the references to us under the headings "Experts" and "Item 16. Exhibits and Financial Statement Schedules" in such prospectus.

/s/ Price Waterhouse
------------------------

Chartered Accountants